Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bluerock Multifamily Growth REIT, Inc.:

We consent to the use of our report dated March 13, 2012, with respect to the consolidated balance sheet of Bluerock Multifamily Growth REIT, Inc. (formerly Bluerock Enhanced Multifamily Trust, Inc.) and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the two-year period ended December 31, 2011, and to the reference to our firm under the heading “Experts” in Supplement No. 16 to the prospectus in the registration statement on Form S-11 (registration number 333-153135) of Bluerock Multifamily Growth REIT, Inc.

/s/ KPMG LLP

Indianapolis, Indiana
March 22, 2013